Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made on July 20, 2016 (the “Effective Date”), by and between Smart & Final Stores, Inc., a Delaware corporation (the “Company”), and David G. Hirz (the “Executive”).

WHEREAS, the Executive is currently employed by the Company as its Chief Executive Officer and President pursuant to an employment agreement with the Company, dated September 23, 2014 (the “Prior Agreement”);

WHEREAS, the Company wishes to continue the Executive’s employment in his present position and the Executive wishes to accept such employment, in each case in accordance with the terms and provisions herein contained; and

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.              Employment of Executive; Duties.

1.1.                            Title; Reporting.  During the Employment Period (as defined in Section 2 hereof) the Executive shall serve as the Chief Executive Officer and President of the Company, reporting directly to the Board of Directors of the Company (the “Board”).  The Executive also shall be nominated to serve as a director on the Board for so long as the Executive remains employed by the Company.

1.2.                            Duties.  During the Employment Period, the Executive shall do and perform all lawful services and acts reasonably necessary or advisable and consistent with his position to fulfill the duties and responsibilities of the Executive’s position and shall render such services on the terms set forth herein.  In addition, the Executive shall have such other executive and managerial powers and duties as may reasonably be assigned to the Executive by the Board, commensurate with the Executive serving as the Chief Executive Officer and President.  The Company may reasonably adjust the duties and responsibilities of Executive as the Chief Executive Officer and President, notwithstanding the specific title set forth in Section 1.1 hereof, based upon the Company’s needs from time to time.  Except for sick leave, reasonable vacations and excused leaves of absence, the Executive shall, throughout the Employment Period, devote substantially all of the Executive’s working time, attention, knowledge and skills, to such extent as may be necessary and appropriate as determined by the Executive in his business judgment and in consultation with the Board, faithfully, and to the best of the Executive’s ability, to the duties and responsibilities of the Executive’s position(s) in furtherance of the business affairs and activities of the Company and its subsidiaries.  The Executive shall at all times be subject to, comply with, observe and carry out (a) the Company’s rules, regulations, policies and codes of ethics and/or conduct applicable to its employees generally as currently in effect or as reasonably in effect from time to time and (b) such rules, regulations, policies, codes of ethics and/or conduct, directions and restrictions as the Board may from time to time reasonably establish or approve for senior executive officers of the Company.

2.              Term of Employment.  This Agreement shall become effective as of the Effective Date.  This Agreement shall govern the terms and conditions of the Executive’s employment by the Company, and the termination thereof, from the Effective Date through the third anniversary thereof (the “Initial Term”), provided that on the third anniversary of the Effective Date and each anniversary thereafter, the Term shall be extended for one additional year unless the Company or the Executive gives the other party written notice of its election not to so extend the Term at least 180 days prior to any such anniversary, or unless terminated sooner pursuant to Section 4 hereof.  The Initial Term and each extension thereof, if any, are referred to as the “Term.”  The portion of the Term during which the Executive is actually employed by the Company under this Agreement is referred to as the “Employment Period.”

3.              Compensation and General Benefits.

3.1.                            Base Salary.

(a)         During the Employment Period, the Company agrees to pay to the Executive an annual base salary in an amount equal to $950,000 (such base salary, as may be increased from time to time pursuant to Section 3.1(b), is referred to herein as the “Base Salary”).  The Executive’s Base Salary, less amounts required to be withheld under applicable law, shall be payable in equal installments in accordance with the Company’s normal payroll practices and procedures in effect from time to time for the payment of salaries to officers of the Company, but in no event less frequently than monthly.

(b)         The Board or the Compensation Committee established by the Board (the “Compensation Committee”) shall review the Executive’s performance on an annual basis and, based on such review, may increase the Base Salary, as it, acting in its sole discretion, shall determine to be reasonable and appropriate.

3.2.                            Annual Bonus.

(a)         With respect to each fiscal year of the Company that ends during the Employment Period, the Executive shall be eligible for an annual performance bonus (the “Annual Bonus”) contingent upon the Company’s attainment of annual performance goals that are established by the Board or the Compensation Committee, after consultation with the Executive.

(b)         The actual amount of Executive’s Annual Bonus will be based on the level of achievement of the performance goals for the applicable fiscal year.  The Executive will earn an Annual Bonus equal to 110% of his Base Salary for achievement at 100% of the established target level for such goals (such bonus, the “Target Bonus”).  The Executive will have the potential to earn an Annual Bonus equal to up to 220% of his Base Salary for achievement of “stretch” goals that are established in excess of such target level.

(c)          Any Annual Bonus earned shall be paid in a lump sum on or before May 15 next following the end of the fiscal year to which the bonus relates (but no earlier than January 1 of such year), and in accordance with the Company’s normal payroll practices and procedures.  Notwithstanding anything in this Section 3.2 to the contrary, the Annual Bonus (if any) will be earned and payable only if the Executive is employed by the Company on the last day of the fiscal year to which such Annual Bonus relates, except as otherwise expressly provided in Section 4 hereof.

3.3.                            Equity Grants.  With respect to each fiscal year of the Company during the Employment Period, the Board, or an appropriate committee thereof, shall consider an annual grant of equity awards to the Executive on terms determined by the Board or applicable committee, with a grant date fair value of not less than $2,500,000; provided, that operating income for the applicable fiscal year is greater than the operating income for the prior applicable fiscal year and, provided further, that the Board or applicable committee shall not be obligated to make such grant.

3.4.                            Expenses.  In addition to any amounts to which the Executive may be entitled pursuant to the other provisions of this Section 3 or elsewhere herein, the Executive shall be entitled to receive reimbursement from the Company for all reasonable and necessary expenses incurred by the Executive during the Employment Period in performing the Executive’s duties hereunder on behalf of the Company, subject to, and consistent with, the Company’s policies for expense payment and reimbursement, in effect from time to time.

3.5.                            Benefits.

(a)         During the Employment Period, in addition to any amounts to which the Executive may be entitled pursuant to the other provisions of this Section 3 or elsewhere herein, the Executive shall be entitled to participate in, and to receive benefits under, any benefit plans, arrangements or policies made available by the Company or its subsidiaries to their senior employees generally, including the Company’s 401(k) plan, supplemental deferred compensation plan, executive medical reimbursement plan and other perquisites provided to senior employees generally, subject to and on a basis consistent with the terms, conditions and overall administration of each such plan, arrangement or policy.

(b)         The Executive shall be entitled to five weeks of paid vacation per calendar year, pro-rated for any partial year of service, in accordance with the standard written policy of the Company or its subsidiaries with regard to vacations of employees.  Unused vacation shall accrue from year to year, but shall be capped at ten weeks.

(c)          During the Employment Period, the Executive shall receive an automobile allowance of $1,500 per month, and any other automobile benefits consistent with the Company’s automobile policy.

(d)         Notwithstanding the foregoing, the foregoing benefits may be reduced or eliminated prospectively to the extent the Company determines to reduce or eliminate such benefits for senior executives of the Company and its subsidiaries generally.

4.              Termination.

4.1.                            General.  The employment of the Executive hereunder (and the Employment Period) shall terminate as provided in Section 2 hereof, unless earlier terminated in accordance with the provisions of this Section 4.

4.2.                            Death or Disability of the Executive.

(a)         The employment of the Executive hereunder (and the Employment Period) shall terminate upon (x) the death of the Executive and (y) at the option of the Company, upon not less than 15 days’ prior written notice to the Executive or the Executive’s personal representative or guardian, if the Executive suffers a “Total Disability” (as defined in Section 4.2(c) hereof).  Upon termination for death or Total Disability:

(i)             The Company shall pay to the Executive, guardian or personal representative, as the case may be, continued Base Salary at its then current level for a period of 24 months.

(ii)          The Company shall pay to the Executive, guardian or personal representative, as the case may be, a prorated share of the Annual Bonus pursuant to Section 3.2 hereof (based on the period of actual employment) to which the Executive would have been entitled had the Executive worked the full fiscal year during which the termination occurred, based on the actual level of achievement of the applicable goals for such fiscal year.  Any bonus due as a result of the preceding sentence shall be paid in a lump sum at the time and in the manner specified in Section 3.2.  The continued Base Salary pursuant to this Section 4.2(a) shall be paid in accordance with the Company’s normal payroll practices and procedures in the same manner and at the same time as though the Executive remained employed by the Company.

(b)         The Executive agrees to take all actions as may be reasonably requested by the Company in connection with the purchase and maintenance by the Company of life insurance policies on the Executive maintained by the Company for the sole benefit of the Company, including submitting to a physical examination.

(c)          For purposes of this Agreement, “Total Disability” shall mean (i) if the Executive is subject to a legal decree of incompetency (the date of such decree being deemed the date on which such disability occurred), (ii) the written determination by a physician selected by the Company (which expense shall be paid by the Company) that, because of a medically determinable disease, injury or other physical or mental disability, the Executive is unable substantially to perform, with or without reasonable accommodation, the material duties of the Executive required hereby, and that such disability has lasted for 90 consecutive days or any 120 days during the immediately preceding 12-month period or is, as of the date of determination, reasonably expected to last six months or longer after the date of determination, in each case, based upon medically available reliable information or (iii) the Executive qualifies for benefits for the balance of the Term under the Company’s long-term disability coverage, if any.   In conjunction with determining mental and/or physical disability for purposes of this Agreement, the Executive hereby consents to (x) any examinations that the Board or the Compensation Committee determines are relevant to a determination of whether the Executive is mentally and/or physically disabled or are required by the Company physician, (y) furnish such medical information as may be reasonably requested and (z) waive any applicable physician patient privilege that may arise because of such examination.  All expenses incurred by the Executive under this subsection shall be paid by the Company.

4.3.                            Termination by the Company Without Cause or Resignation by the Executive For Good Reason.

(a)         The Company may terminate the Executive’s employment without “Cause” (as defined in Section 4.3(g) hereof), and thereby terminate the Executive’s employment (and the Employment Period) under this Agreement at any time upon written notice to the Executive.

(b)         The Executive may resign, and thereby terminate the Executive’s employment (and the Employment Period), at any time for “Good Reason” (as defined in Section 4.3(f) hereof) upon not less than 30 days’ and not more than 60 days’ prior written notice to the Company specifying the existence of Good Reason and the reason therefor in reasonable detail; provided, however, that the Company shall have a reasonable opportunity to cure any such Good Reason (to the extent curable) within 30 days after the Company’s receipt of such notice; and provided further that, if the Company is not seeking to cure, the Company shall not be obligated to allow the Executive to continue working during such period and may, in its sole discretion, accelerate such termination of employment (and the Employment Period) to any date during such period. The Executive may not terminate employment under this Agreement for Good Reason regarding any of the Company’s acts or omissions of which Executive had actual notice for 90 days or more prior to giving notice of termination for “Good Reason;” provided that any waiver by the Executive of any conduct, event or occurrence that otherwise would have constituted Good Reason shall not be a waiver of any subsequent conduct, event or occurrence of the same or any other type.

(c)          In the event the Executive’s employment is terminated pursuant to this Section 4.3, other than a Change in Control Termination (as defined below), then, subject to Section 4.3(e) hereof, the following provisions shall apply:

(i)             The Company shall continue to pay the Executive the Base Salary (at the Base Salary rate on the date of termination) for a period of 24 months after the date of termination, with all such amounts payable in accordance with the Company’s normal payroll practices and procedures in the same manner and at the same time as though the Executive remained employed by the Company.

(ii)          The Company shall pay to the Executive a pro-rated share of the Annual Bonus pursuant to Section 3.2 hereof (based on the period of actual employment) to which the Executive would have been entitled had the Executive worked for the full fiscal year during which the termination occurred, based on the actual level of achievement of the applicable goals for such fiscal year.  Any bonus due as a result of the preceding sentence shall be paid in a lump sum at the time and in the manner specified in Section 3.2 hereof.

(iii)       The Executive shall receive 24 months of service credit with respect to any options to purchase common stock of the Company granted prior to the date of the termination of Executive’s employment and held by Executive on such date (“Existing Options”).  The Executive shall have two (2) years after the date of the termination of the Executive’s employment to exercise vested Existing Options, provided that in no event shall any options be exercisable after the expiration of the term of such options.

(iv)      Any restricted stock of the Company granted prior to the date of the termination of Executive’s employment and held by Executive on such date shall, as of the date of such termination, immediately vest with respect to the lesser of (x) 50% of the total number of shares subject to the applicable restricted stock agreement and (y) all of the restricted stock subject to the applicable restricted stock agreement as of the date of such termination.

(d)         In the event the Executive’s employment is terminated pursuant to this Section 4.3 within 60 days prior to or within one year following a Change in Control (as defined in the Smart & Final Stores, Inc. 2014 Stock Incentive Plan; provided that such Change in Control constitutes a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) (a “Change in Control Termination”), then, subject to Section 4.3(e) hereof, the following provisions shall apply:

(i)             In lieu of the amounts set forth in Section 4.3(c)(i) hereof, Company shall pay the Executive an amount equal to two times (A) annual Base Salary (at the Base Salary rate on the date of termination) and (B) Executive’s Target Bonus (at the Target Bonus rate for the fiscal year of termination), (1) to the extent permitted by Section 409A of the Code and the regulations thereunder , in a lump sum on the first regular payroll date after the 60th day after the date of termination and (2) for any remaining amounts, in accordance with Section 4.3(c)(i) hereof.

(ii)          The Company shall pay to the Executive or the Executive shall receive, as applicable, the other payments and benefits provided in Section 4.3(c)(ii)-(iv) hereof.

(e)          As a condition precedent to the Executive’s right to receive the benefits set forth in Section 4.3(c), Section 4.3(d) or Section 4.5(b) hereof, the Executive agrees to execute a release (“Release”) of the Company and its respective Affiliates, officers, directors, stockholders, employees, agents, insurers, representatives and successors from and against any and all claims that the Executive may have against any Person (as defined in Section 5.3(e) hereof) (which Release shall be delivered to Executive within ten days following the date of termination) relating to the Executive’s employment by the Company and the termination thereof and such Release must become effective and enforceable in accordance with its terms on or before the 60th day after Executive’s termination of employment.  Such Release shall be substantially in the form attached hereto as Exhibit A, with such modifications or additions as are necessary or advisable to render such Release enforceable under then-applicable law.  In addition, the Executive’s right to receive the benefits set forth in Section 4.3(c), Section 4.3(d) or Section 4.5(b) hereof is conditioned on the Executive’s compliance with his obligations under Section 5 hereof and under the Fair Competition Agreement attached hereto as Exhibit B.  The payments to the Executive under Sections 4.2(a)(i),  4.3(c)(i) or Section 4.3(d)(i) hereof shall commence on the first regular payroll date after the 60th day after Executive’s termination of employment, and the first payment shall include any amounts that would otherwise have been made to the Executive between the date of termination and the date of first payment.

(f)           For purposes of this Agreement, the Executive would be entitled to terminate the Executive’s employment for “Good Reason” if, without Executive’s written consent, (i) the Company materially diminishes the Executive’s authority, responsibility or duties, including if the Executive no longer reports directly to the Board, (ii) the Company requires the Executive to relocate to a principal place of employment that is 25 miles further (one-way) from the Executive’s current residence (as of the Effective Date) than the Company’s current headquarters in Commerce, California are from such residence, or (iii) without the Executive’s prior written consent, the Company fails to comply with any material obligation imposed by this Agreement.  Notwithstanding any provision of this Agreement to the contrary, the Company is permitted to reduce the Executive’s Base Salary in connection with a Company-wide reduction in salary or a reduction in salary of the Company’s executive officers, generally, and any such reduction shall not be deemed to be “Good Reason,” provided, that the percentage of any such reduction is no greater than the percentage reduction of any other officer.

(g)          For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following events:

(i)             a breach by the Executive of any material provision of this Agreement, including any provision of Section 5 hereof, or a breach of any provision of the Fair Competition Agreement;

(ii)          the Executive’s (A) having committed any felony or (B) conviction or plea of nolo contendere to any misdemeanor, in each case, that could cause material harm or embarrassment to the Company or any of its subsidiaries or any of its affiliates, in the reasonable judgment of the Board;

(iii)       theft, embezzlement or fraud by the Executive in connection with the performance of the Executive’s duties hereunder;

(iv)      the misappropriation by the Executive of any material business opportunity of the Company or any of its subsidiaries, excluding any activity permitted hereby or authorized by the Board;

(v)         any material failure to comply with, observe or carry out the Company’s written rules, regulations, policies and codes of ethics and/or conduct applicable to its employees generally and in effect from time to time, including (without limitation) those regarding conflicts, potential conflicts of interest or the appearance of a conflict of interest;

(vi)      any material failure to comply with, observe or carry out the written rules, regulations, policies, directions, codes of ethics and/or conduct and restrictions established or approved by the Board from time to time for senior executive officers of the Company, including (without limitation) those regarding conflicts, potential conflicts of interest or the appearance of a conflict of interest; and

(vii)   substance abuse or use of illegal drugs that, in the reasonable judgment of the Board, (A) materially impairs the Executive’s performance of the Executive’s duties hereunder or (B) causes or is likely to cause material harm or embarrassment to the Company or any of its subsidiaries.

Notwithstanding the foregoing, (A) the Executive shall have a reasonable opportunity to cure any conduct, event or occurrence described in clause (i), (iv), (vi) or (vii) (to the extent curable) within 30 days after the Company notifies the Executive in writing of such conduct, event or occurrence constituting Cause and (B) the Company may not terminate Executive’s employment for Cause (except under clause (ii)) after 90 days after the grounds constituting Cause have been presented to the Board at a duly-called meeting (or, if earlier, and Adam Stein or David Kaplan is a member of the Board, 180 days after either of them has actual knowledge that the Company has the right to terminate the Executive for Cause);  provided that any waiver by the Company of any conduct, event or occurrence that otherwise would have constituted Cause shall not be a waiver of any subsequent conduct, event or occurrence of the same or any other type.

4.4.                            Termination For Cause, Voluntary Resignation Other Than For Good Reason or Expiration of the Term.

(a)         The Company may terminate the employment of the Executive (and the Employment Period) at any time for “Cause.”

(b)         The Executive may voluntarily resign other than for Good Reason and thereby terminate the Executive’s employment (and the Employment Period) under this Agreement at any time upon not less than 30 days’ prior written notice.

(c)          The Executive’s employment shall automatically terminate upon expiration of the Term in accordance with Section 2.

(d)         Upon termination by the Company for Cause, by the Executive as the result of resignation for other than for Good Reason, or upon expiration of the Term, the Executive shall be entitled to receive all amounts of earned but unpaid Base Salary and benefits accrued and vested through the date of such termination.

4.5.                            Retirement by the Executive.

(a)         The Executive may resign, and thereby terminate the Executive’s employment (and the Employment Period), due to a “Retirement” (as defined in Section 4.5(c) hereof).

(b)         In the event the Executive’s employment is terminated pursuant to this Section 4.5(a), then, subject to Section 4.3(e) hereof, the Company shall pay to the Executive or the Executive shall receive, as applicable, the payments and benefits provided in Section 4.3(c)(iii)-(iv) hereof.

(c)          For purposes of this Agreement, “Retirement” shall mean that Executive (i) experiences a separation from service (within the meaning of Section 409A of the Code and the regulations thereunder) from the Company, which is (A) after the Initial Term and (B) other than a termination pursuant to Sections 4.2, 4.3 or 4.4(a) hereof, (ii) provides at least 180 days’ prior written notice to the Company of his intention to retire pursuant to Section 4.5(a) and (iii) represents in such notice that he does not intend to engage in full-time employment for any Person following such separation from service.

4.6.                            Resignation from Officer Positions.  Upon the termination of the Executive’s employment for any reason (unless otherwise agreed in writing by the Company and the Executive), the Executive will be deemed to have resigned without any further action by the Executive, from any and all officer and director positions that the Executive, immediately prior to such termination, (a) held with the Company or any of its subsidiaries and (b) held with any other entities at the direction of, or as a result of the Executive’s affiliation with, the Company or any of its subsidiaries.  If for any reason this Section 4.6 is deemed to be insufficient to effectuate such resignations, then the Executive will, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations.  In addition, the Executive hereby designates the Secretary or any Assistant Secretary of the Company and of any subsidiary to execute any such documents or instruments as the Executive’s attorney-in-fact to effectuate such resignations if execution by the Secretary or any Assistant Secretary of the Company or subsidiary is deemed by the Company or the subsidiary to be a more expedient means to effectuate such resignation or resignations.

4.7.                            Section 409A of the Code.

(a)         Notwithstanding anything to the contrary in this Agreement, the parties mutually desire to avoid adverse tax consequences associated with the application of Section 409A of the Code to this Agreement and agree to cooperate fully and take appropriate reasonable actions to avoid any such consequences under Section 409A of the Code, including delaying payments and reforming the form of the Agreement if such action would reduce or eliminate taxes and/or interest payable as a result of Section 409A of the Code.  In this regard, notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A of the Code at the time of termination of employment, to the extent necessary to comply with Section 409A of the Code, any payment required under this Agreement shall be delayed for a period of six months after termination of employment pursuant to Section 409A of the Code, regardless of the circumstances giving rise to or the basis for such payment.  Payment of such delayed amount shall be paid in a lump sum within ten days after the end of the six month period.  If the Executive dies during the postponement period prior to the payment of the delayed amount, the amounts delayed on account of Section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.

(b)         Notwithstanding any provision of the Agreement to the contrary, this Agreement is intended to comply with the requirements of Section 409A of the Code. Nothing in this Agreement or otherwise will be construed as an entitlement to or guarantee of any particular tax treatment to the Executive, and Executive will be solely responsible for Executive’s personal income taxes, including taxes or penalties under Section 409A of the Code.  Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code.  Further, for purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation.  Any amounts payable solely on account of an involuntary separation from service of Executive within the meaning of Section 409A of the Code shall be excludible from the requirements of Section 409A of the Code, either as involuntary separation pay or as short-term deferral amounts to the maximum possible extent.  Any reimbursements or in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.  In no event may the Executive, directly or indirectly, designate the calendar year of a payment. To the extent required for purposes of compliance with Section 409A of the Code, termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and the regulations thereunder, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean a “separation from service.”

5.              Confidentiality and Work Product

5.1.                            Confidentiality.

(a)         In connection with the Executive’s employment with the Company, the Company promises to provide the Executive with access to “Confidential Information” (as defined in Section 5.3(c) hereof) in support of the Executive’s employment duties.  The Executive recognizes that the Company’s business interests require a confidential relationship between the Company and the Executive and the fullest practical protection and confidential treatment of all Confidential Information.  At all times, both during and after the Employment Period, the Executive shall not directly or indirectly: (i) appropriate, download, print, copy, remove, use, disclose, divulge, communicate or otherwise “Misappropriate” (as defined in Section 5.3(d) hereof), any Confidential Information, including, without limitation, originals or copies of any Confidential Information, in any media or format, except for the benefit of the Company and its Affiliates within the course and scope of the Executive’s employment or with the prior written consent of a majority of the members of the Board (not including the Executive); or (ii) take or encourage any action that would circumvent, interfere with or otherwise diminish the value or benefit of the Confidential Information to any of the Company and its Affiliates.

(b)         All Confidential Information, and all other information and property affecting or relating to the business of the Company Parties (as defined in Section 5.3(b) hereof) within the Executive’s possession, custody or control, regardless of form or format, shall remain, at all times, the property of the respective Company Parties, the appropriation, use and/or disclosure of which is governed and restricted by this Agreement.

(c)          The Executive acknowledges and agrees that:

(i)             the Executive occupies a unique position within the Company, and the Executive is and will be intimately involved in the development and/or implementation of Confidential Information;

(ii)          in the event the Executive breaches this Section 5.1 with respect to any Confidential Information, such breach shall be deemed to be a Misappropriation of such Confidential Information; and

(iii)       any Misappropriation of Confidential Information will result in immediate and irreparable harm to the Company.

(d)         Upon receipt of any formal or informal request, by legal process or otherwise, seeking the Executive’s direct or indirect disclosure or production of any Confidential Information to any Person, the Executive shall promptly and timely notify the Company and provide a description and, if applicable, hand deliver a copy of such request to the Company.  The Executive irrevocably nominates and appoints the Company as the Executive’s true and lawful attorney-in-fact to act in the Executive’s name, place and stead to perform any act that the Executive might perform to defend and protect against any disclosure of Confidential Information.

(e)          At any time the Company may request, during or after the Employment Period, the Executive shall deliver to the Company all originals and copies of Confidential Information and all other information and property affecting or relating to the business of the Company Parties within the Executive’s possession, custody or control, regardless of form or format, including, without limitation any Confidential Information produced by the Executive.  Both during and after the Employment Period, the Company shall have the right of reasonable access to review, inspect, copy and/or confiscate any Confidential Information within the Executive’s possession, custody or control.

(f)           Upon termination or expiration of this Agreement, the Executive shall immediately return to the Company all Confidential Information, and all other information and property affecting or relating to the business of the Company Parties, within the Executive’s possession, custody or control, regardless of form or format, without the necessity of a prior Company request.

(g)          During the Employment Period, the Executive represents and agrees that the Executive will not use or disclose any confidential or proprietary information or trade secrets of others, including but not limited to former employers, and that the Executive will not bring onto the premises of the Company or access such confidential or proprietary information or trade secrets of such others, unless consented to in writing by said others, and then only with the prior written authorization of the Company.

5.2.                            Work Product/Intellectual Property.

(a)         Assignment.   The Executive hereby assigns to the Company all right, title and interest to all “Work Product” (as defined in Section 5.3(f) hereof) that (i) relates to any of the Company Parties’ actual or anticipated business, research and development or existing or future products or services, or (ii) is conceived, reduced to practice, developed or made using any equipment, supplies, facilities, assets, information or resources of any of the Company Parties (including, without limitation, any intellectual property rights).

(b)         Exceptions.  The assignment under Section 5.2(a) shall not extend to any Work Product, the assignment of which is prohibited by California Labor Code Section 2870, which provides as follows:

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

Result from any work performed by the employee for his employer.

(c)          Disclosure.  The Executive shall promptly disclose Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish and confirm the ownership and proprietary interest of any of the Company Parties in any Work Product (including, without limitation, the execution of assignments, consents, powers of attorney, applications and other instruments).  The Executive shall not file any patent or copyright applications related to any Work Product except with the Company’s written consent.

5.3.                            Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)         An “Affiliate” or “Affiliates” of any specified Person means any other Person, whether now or hereafter existing, directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person.  For purposes hereof, “control” or any other form thereof, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

(b)         “Company Parties” means the Company, and its direct and indirect subsidiaries and their successors in interest.

(c)          Confidential Information.

(i)             Definition.  “Confidential Information” means any and all material, information, ideas, inventions, formulae, patterns, compilations, programs, devices,

methods, techniques, processes, know how, plans (marketing, business, strategic, technical or otherwise), arrangements, pricing and other data of or relating to any of the Company Parties (as well as their customers and/or vendors) that is confidential, proprietary or trade secret (A) by its nature, (B) based on how it is treated or designated by a Company Party, (C) because the disclosure of such information would have a material adverse effect on the business or planned business of any of the Company Parties and/or (D) as a matter of law.

(ii)          Exclusions.   Confidential Information does not include material, data, and/or information (A) that any Company Party has voluntarily placed in the public domain, (B) that has been lawfully and independently developed and publicly disclosed by third parties, (C) that constitutes the knowledge of the Executive prior to the Executive’s employment with the Company or the general non-specialized knowledge and skills gained by the Executive during the Executive’s employment with the Company or (D) that otherwise enters the public domain through lawful means; provided, however, that the unauthorized appropriation, use or disclosure of Confidential Information by the Executive, directly or indirectly, shall not affect the protection and relief afforded by this Agreement regarding such information.

(iii)       Inclusions.  Confidential Information includes, without limitation, the following information (including, without limitation, compilations or collections of information) relating or belonging to any Company Party (as well as their clients, customers and/or vendors) and created, prepared, accessed, used or reviewed by the Executive during or after the Executive’s employment with the Company: (1) product and manufacturing information, such as ingredients, combinations of ingredients and manufacturing processes; (2) scientific and technical information, such as research and development, tests and test results, formulae and formulations, studies and analysis; (3) financial and cost information, such as operating and production costs, costs of goods sold, costs of supplies and manufacturing materials, non-public financial statements and reports, profit and loss information, margin information and financial performance information; (4) customer related information, such as customer related contracts, engagement and scope of work letters, proposals and presentations, customer-related contacts, lists, identities and prospects, practices, plans, histories, requirements and needs, price information and formulae and information concerning client or customer products, services, businesses or equipment specifications; (5) vendor and supplier related information, such as the identities, practices, history or services of any vendors or suppliers and vendor or supplier contacts; (6) sales, marketing and price information, such as marketing and sales programs and related data, sales and marketing strategies and plans, sales and marketing procedures and processes, pricing methods, practices and techniques and pricing schedules and lists; (7) database, software and other computer related information, such as computer programs, data, compilations of information and records, software and computer files, presentation software and computer-stored or backed-up information including, but not limited to, e-mails, databases, word processed documents, spreadsheets, notes, schedules, task lists, images and video; (8) employee-related information, such as lists or directories identifying employees, representatives and contractors, and information regarding the competencies (knowledge, skill, experience), compensation and needs of employees, representatives and contractors and training methods; and (9) business- and operation-related information, such as operating methods, procedures, techniques, practices and processes, information about acquisitions, corporate or business opportunities, information about partners and potential investors, strategies, projections and related documents, contracts and licenses and business records, files, equipment, notebooks, documents, memoranda, reports, notes, sample books, correspondence, lists and other written and graphic business records.

(d)         “Misappropriate”, or any form thereof, means:

(i)             the acquisition of any Confidential Information by a Person who knows or has reason to know that the Confidential Information was acquired by theft, bribery, misrepresentation, breach or inducement of a breach of a duty to maintain secrecy or espionage through electronic or other means (each, an “Improper Means”); or

(ii)          the disclosure or use of any Confidential Information without the express consent of the Company by a Person who (A) used Improper Means to acquire knowledge of the Confidential Information (B) at the time of disclosure or use, knew or had reason to know that his or her knowledge of the Confidential Information was (x) derived from or through a Person who had utilized Improper Means to acquire it, (y) acquired under circumstances giving rise to a duty to maintain its secrecy or limit its use or (z) derived from or through a Person who owed a duty to the Company to maintain its secrecy or limit its use or (C) before a material change of his or her position, knew or had reason to know that it was Confidential Information.

(e)          “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, business trust, joint-stock company, estate, trust, unincorporated organization, government or other agency or political subdivision thereof or any other legal or commercial entity.

(f)           “Work Product” means all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, creative works, discoveries, software, computer programs, modifications, enhancements, know-how, formulations, concepts and ideas, and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information, and all other intellectual property and intellectual property rights that are conceived, reduced to practice, developed or made by the Executive either alone or with others in the course of employment with the Company (including employment prior to the date of this Agreement).

5.4.                            Remedies.  Because the Executive’s services are unique and because the Executive has access to Confidential Information, the Executive acknowledges and agrees that if the Executive breaches any of the provisions of Section 5 hereof, the Company may suffer immediate and irreparable harm for which monetary damages alone will not be a sufficient remedy.  The restrictive covenants stated in Section 5 hereof are without prejudice to the Company’s rights and causes of action at law.

5.5.                            Interpretation; Severability.

(a)         The Executive has carefully considered the possible effects on the Executive of the covenants not to compete, the confidentiality provisions and the other obligations contained in this Agreement, and the Executive recognizes that the Company has made every effort to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect the Company’s legitimate business interests.

(b)         The Executive acknowledges and agrees that the restrictive covenants set forth in this Agreement are reasonable and necessary in order to protect the Company’s valid business interests, including its goodwill.  It is the intention of the parties hereto that the covenants, provisions and agreements contained herein shall be enforceable to the fullest extent allowed by law.  If any covenant, provision or agreement contained herein is found by a court having jurisdiction to be unreasonable in duration, scope or character of restrictions, or otherwise to be unenforceable, such covenant, provision or agreement shall not be rendered unenforceable thereby, but rather the duration, scope or character of restrictions of such covenant, provision or agreement shall be deemed reduced or modified with retroactive effect to render such covenant, provision or agreement reasonable or otherwise enforceable (as the case may be), and such covenant, provision or agreement shall be enforced as modified.  If the court having jurisdiction will not review the covenant, provision or agreement, the parties hereto shall mutually agree to a revision having an effect as close as permitted by applicable law to the provision declared unenforceable.  The parties hereto agree that if a court having jurisdiction determines, despite the express intent of the parties hereto, that any portion of the covenants, provisions or agreements contained herein are not enforceable, the remaining covenants, provisions and agreements herein shall be valid and enforceable.  Moreover, to the extent that any provision is declared unenforceable, the Company shall have any and all rights under applicable statutes or common law to enforce its rights with respect to any and all Confidential Information or unfair competition by the Executive.

6.              Miscellaneous.

6.1.                            Non-Disparagement.  Each of the parties agree that during the Employment Period or at any time thereafter, such party will not make any statements, comments or communications in any form, oral, written or electronic to any Media or any other Person, which would constitute libel, slander or disparagement of the other party, including, without limitation, any such statements, comments or communications that criticize, ridicule or are derogatory to the Company or the Executive; provided, however, that the terms of this Section 6.1 shall not apply to communications between the Executive and, as applicable, the Executive’s attorneys or other persons with whom communications would be subject to a claim of privilege existing under common law, statute or rule of procedure or with respect to any legal or arbitral proceedings.  The parties further agree that neither party will in any way solicit any such statements, comments or communications from others.

6.2.                            ARBITRATION.  Subject to the rights under Section 6.3 hereof and Section 6 of the Fair Competition Agreement to seek injunctive or other equitable relief, binding arbitration shall be the exclusive remedy for any and all disputes, claims or controversies, whether statutory, contractual or otherwise, between the parties hereto arising under or relating to this Agreement or the Executive’s employment by or termination from the Company (including, but not limited to, the amount of damages, or the calculation or any bonus or other amount or benefit due and disputes under the Fair Competition Agreement) (collectively, “Disputes”).  The parties each waive the right to a jury trial and waive the right to adjudicate their disputes under this Agreement and the

Fair Competition Agreement outside the arbitration forum provided for in this Agreement, except as otherwise provided in this Section and otherwise in this Agreement.

(a)         Mediation First.  In the event either party provides a notice of arbitration of any Dispute to the other party, the parties shall promptly proceed to make a good-faith effort to settle the Dispute by agreement, in a full-day, non-binding mediation with a mediator selected from a panel of mediators of JAMS.  The mediation will be governed by JAMS mediation procedures in effect at the time of the mediation.  The Executive acknowledges that JAMS’ current rules are available at www.jamsadr.com, that amendments to the rules are reflected at that website, and that he has had a reasonable opportunity to review the current rules before executing this Agreement.  Executive acknowledges that the Company shall bear the costs for mediation, including the mediator’s fees; provided, however, that the parties shall each bear their own individual attorneys’ fees and costs for mediation.  If for any reason JAMS cannot serve as the mediation administrator, the American Arbitration Association (“AAA”) shall serve as an alternative mediation administrator under the terms of this Agreement.  The Executive acknowledges that AAA’s current rules are available at www.adr.org, that amendments to the rules are reflected at that website, and that he has had a reasonable opportunity to review the current rules before executing this Agreement. The Executive may, but is not required to, be represented by counsel in the mediation.  Any mediators proposed for the panel provided for in this Section 6.2(a) must be available to serve in the Agreed Venue.

(b)         General Arbitration Procedure.  In the event that the parties fail to settle the Dispute at the mediation required by Section 6.2(a) of this Agreement, the parties agree to submit the Dispute for binding resolution to a single arbitrator selected from a panel of JAMS arbitrators.  The arbitration will be governed by the JAMS Employment Arbitration Rules and Procedures in effect at the time the arbitration is commenced, subject to the terms and modifications of this Agreement.  Executive acknowledges that JAMS’ current rules are available at www.jamsadr.com, that amendments to the rules are reflected at that website, and that he has had a reasonable opportunity to review the current rules before executing this Agreement.  If for any reason JAMS cannot serve as the arbitration administrator or cannot fulfill the panel requirements of the Arbitration Provision, the AAA shall serve as an alternative arbitration administrator under the terms of this Agreement.  The Executive acknowledges that AAA’s current rules are available at www.adr.org, that amendments to the rules are reflected at that website, and that he has had a reasonable opportunity to review the current rules before executing this Agreement.

(c)          Arbitrator Selection.  To select the arbitrator, the parties shall make their respective strikes from a panel of former judges and magistrates, to the extent available from JAMS or, in the event JAMS cannot serve as the arbitration administrator or cannot fulfill the panel requirements of the Arbitration Provision, the AAA (the “Panel”).  Any arbitrators proposed for the Panel provided for in this Section 6.2(c) must be available to serve in the Agreed Venue.  If the parties cannot agree upon an arbitrator from the Panel or if such a panel is not available from JAMS or, if applicable, the AAA, then the parties will next make their respective strikes from the panel of all other JAMS arbitrators or, if applicable, AAA arbitrators, available to serve in the Agreed Venue.

(d)         VENUE.  The parties stipulate and agree that the exclusive venue of any such arbitration proceeding (and of any other proceeding, including any court proceeding, under this Agreement) shall be Los Angeles County, California (the “Agreed Venue”).

(e)          Authority and Decision.  The arbitrator shall have the authority to award the same damages and other relief that a court could award.  The arbitrator shall issue a reasoned award explaining the decision and any damages awarded.  The arbitrator’s decision will be final and binding upon the parties and enforceable by a court of competent jurisdiction.  The parties will abide by and perform any award rendered by the arbitrator.  In rendering the award, the arbitrator shall state the reasons therefor, including (without limitation) any computations of actual damages or offsets, if applicable.

(f)           Fees and Costs.  In the event of arbitration under the terms of this Agreement, the fees charged by JAMS or other arbitration administrator and the arbitrator shall be borne solely by the Company.  Additionally, the Company will bear all other costs related to the arbitration, assuming such costs are not expenses that the Executive would be required to bear if he were bringing the action in a court of law.  Otherwise, the parties shall each bear their own costs, expenses and attorneys’ fees incurred in arbitration; provided, however, that the prevailing party shall be entitled to recover and have awarded its attorneys’ fees, court costs, arbitration expenses, and its portion of the fees and costs charged by JAMS or other arbitration administrator, regardless of which party initiated the proceedings, in addition to any other relief to which it may be entitled, to the extent permitted by applicable law.  The Executive may but is not required to, be represented by counsel in arbitration.

(g)          Limited Scope.   The following are excluded from binding arbitration under this Agreement: claims for workers’ compensation benefits or unemployment benefits; replevin; and claims for which a binding arbitration agreement is invalid as a matter of law.

6.3.                            Injunctive Relief.  The parties hereto may seek injunctive relief in arbitration; provided, however, that as an exception to the arbitration agreement set forth in Section 6.2 hereof, the parties, in addition to all other available remedies, shall each have the right to initiate an action in any court of competent jurisdiction in order to request preliminary or temporary injunctive or other equitable relief regarding the terms of Sections 5 or 6.2 hereof pending final resolution of the matters, including permanent injunctive relief, from the arbitrator.  The exclusive venue of any such proceeding shall be in the Agreed Venue.  The parties agree (a) to submit to the jurisdiction of any competent court in the Agreed Venue, (b) to waive any and all defenses either party may have on the grounds of lack of jurisdiction of such court and (c) that neither party shall be required to post any bond, undertaking or other financial deposit or guarantee in seeking or obtaining such equitable relief.  Evidence adduced in any such proceeding for an injunction may be used in arbitration as well.  The existence of this right shall not preclude or otherwise limit the applicability or exercise of any other rights and remedies that a party hereto may have at law or in equity.

6.4.                            Settlement of Existing Rights.  In exchange for the other terms of this Agreement, the Executive acknowledges and agrees that: (a) the Executive’s entry into this Agreement is a condition of employment and/or continued employment with the Company, as applicable; (b) except as otherwise provided herein, this Agreement will replace any existing employment agreement between the parties, including the Prior Agreement and thereby act as a novation, if applicable; (c) the Executive is being provided with access to Confidential Information, including, without limitation, proprietary trade secrets of one or more Company Parties, to which the Executive has not previously had access; (d) all Company inventions and intellectual property developed by the Executive during any past employment with the Company and all goodwill developed with the Company’s clients, customers and other business contacts by the Executive during any past employment with Company, as applicable, is the exclusive property of the Company, to the maximum extent allowable under California Labor Code Section 2870 (set forth above); and (e) all Confidential Information and/or specialized training accessed, created, received or utilized by the Executive during any past employment with Company, as applicable, will be subject to the restrictions on Confidential Information described in this Agreement, whether previously so agreed or not.

6.5.                            Indemnification.  The Executive shall be entitled from the date hereof until the end of the Employment Period in the capacity as an officer or director of the Company or any of their subsidiaries to the benefit of the indemnification provisions contained in the By-Laws of the Company, or as a matter of law, whichever is greater.  In addition, during the term of the Executive’s employment, and, where applicable, under the terms of the relevant liability policy, thereafter, the Executive shall be covered under any directors’ and officers’ insurance policy maintained by the Company.

6.6.                            280G.  In connection with any “change in the ownership or effective control” of the Company or any “change in the ownership of a substantial portion of the assets” of the Company (each as defined under Section 280G of the Code), entitlements of the Executive that are described in Section 2800(b)(2)(A)(i) of the Code shall be reduced to the extent necessary to avoid any portion of any such entitlement being treated as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code.  Notwithstanding the foregoing, no such reduction shall occur if, on an after-tax basis (considering federal income, excise and social security taxes, and state and local income taxes applicable to the Executive) such payments to the Executive without reduction would exceed such payments after the reduction provided for in the preceding sentence.  Any entitlements of the Executive which shall be reduced pursuant to this Section 6.6 shall be determined in a manner consistent with Section 409A of the Code and the reduction of entitlements shall be made in the following order:  (i) any cash severance payments otherwise payable that are exempt from Section 409A of the Code, (ii) any other cash payments or benefits otherwise payable that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any stock option or other equity award with respect to the Company’s stock that are exempt from Section 409A of the Code, (iii) any payments attributable to the acceleration of vesting or payment with respect to any stock option or other equity award with respect to the Company’s stock that are exempt from Section 409A of the Code and (iv) any payments that are subject to Section 409A of the Code in a pro-rata manner.

6.7.                            Post-Termination Assistance.  During the 24 months following the termination of the Executive’s employment for any reason, the Executive shall cooperate, at the reasonable request of the Company (i) in the transition of any matter for which the Executive had authority or responsibility during the Employment Period, or (ii) with respect to any other matter that relates to or arises from any matter with which the Executive was involved during his employment with the Company.  The Executive shall be entitled to reimbursement of any out-of-pocket expenses he incurs in providing such assistance upon submission of documentation supporting such expenses.  In addition, with respect to any (a) month in which the Executive is required to spend in excess of 10 hours of his time or (b) calendar year in which the Executive is required to spend in excess of 50 hours of his time, in either case pursuant to this Section 6.7, the Company will compensate the Executive for such excess hours at a rate per hour equal to the quotient of (i) the Base Salary as of the date of termination of Executive’s employment divided by (ii) 2080.  The Company shall provide reasonable notice of any need for assistance, and the Executive shall not be required by the Company to provide any assistance to the extent it interferes with his employment or business activities after reasonable attempts by the Executive to mitigate such interference.

6.8.                            Entire Agreement; Waiver.  This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any and all prior understandings or agreements, whether written or oral, among them.  Without limiting the foregoing, the Executive expressly acknowledges that the Prior Agreement is superseded by this Agreement.  No modification or addition hereto or waiver or cancellation of any provision hereof shall be valid except by a writing signed by the party to be charged therewith.  No delay on the part of any party to this Agreement in exercising any right or privilege provided hereunder or by law shall impair, prejudice or constitute a waiver of such right or privilege.

6.9.                            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflict of laws.

6.10.                     Successors and Assigns; Binding Agreement.  The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives, successors and permitted assigns.  This Agreement is a personal contract, and, except as specifically set forth herein, the rights and interests of the Executive herein may not be sold, transferred, assigned, pledged or hypothecated by any party without the prior written consent of the others.  As used herein, the term “successor” as it relates to the Company, shall include, but not be limited to, any successor by way of merger, consolidation or sale of all or substantially all of such Person’s assets or equity interests.

6.11.                     Representation by Counsel; Independent Judgment.  Each of the parties hereto acknowledges that (a) it or the Executive has read this Agreement in its entirety and understands all of its terms and conditions, (b) it or the Executive has had the opportunity to consult with any individuals of its or the Executive’s choice regarding its or the Executive’s agreement to the provisions contained herein, including legal counsel of its or the Executive’s choice, and any decision not to was the Executive’s or its alone and (c) it or the Executive is entering into this Agreement of its or the Executive’s own free will, without coercion from any source, based upon its or the Executive’s own independent judgment.

6.12.                     Interpretation.  The parties and their respective legal counsel actively participated in the negotiation and drafting of this Agreement, and in the event of any ambiguity or mistake herein, or any dispute among the parties with respect to the provisions hereto, no provision of this Agreement shall be construed unfavorably against any of the parties on the ground that the Executive, it, or the Executive’s or its counsel was the drafter thereof.

6.13.                     Survival.  The provisions of Sections 4.6, 4.7, 5 and 6 hereof shall survive the termination of this Agreement.

6.14.                     Notices.  All notices and communications hereunder shall be in writing and shall be deemed properly given and effective when received, if sent by facsimile or telecopy, or by postage prepaid by registered or certified mail, return receipt requested, or by other delivery service which provides evidence of delivery, as follows:

If to the Company, to:

Smart & Final Stores, Inc.
600 Citadel Drive
Commerce, California 90040
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Ares Management LLC
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA  90067
Attention: Adam Stein
Telephone: (310) 201-4100
Facsimile: (310) 201-4170

and

Proskauer Rose LLP
2049 Century Park East, Suite 3200
Los Angeles, CA  90067
Attention:  Michael A. Woronoff
Telephone: (310) 284-4582
Facsimile: (310) 557-2193

If to the Executive, to:

David G. Hirz
12062 Woodbine Drive
Santa Ana, CA 92705

With a copy to:

Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, CA 90071-1560
Attention: Joseph B. Farrell

Telephone: (213) 891-7944
Facsimile: (213) 891-8763

or to such other address as one party may provide in writing to the other party from time to time.

6.15.                     Legal Fees.  The Company shall reimburse Executive for reasonable legal fees incurred by him and reasonably documented for negotiating and documenting the Agreement through the Effective Date.

6.16.                     No Conflicts.  The Executive represents and warrants to the Company that his acceptance of employment and the performance of his duties for the Company will not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding to which he is or was a party or of which he is aware and that there are no restrictions, covenants, agreements or limitations on his right or ability to enter into and perform the terms of this Agreement.

6.17.                     Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  Facsimile transmission of any signed original document or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original.  At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

6.18.                     Captions.  Paragraph headings are for convenience only and shall not be considered a part of this Agreement.

6.19.                     No Third Party Beneficiary Rights.  Except as otherwise provided in this Agreement, no entity shall have any right to enforce any provision of this Agreement, even if indirectly benefited by it.

6.20.                     Withholding.  Any payments provided for hereunder shall be paid net of any applicable withholding required under Federal, state or local law and any additional withholding to which Executive has agreed.

6.21.                     Severability.  If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

6.22.                     Whistleblower Laws and the Defend Trade Secrets Act.  Nothing in this Agreement shall prohibit Executive from reporting or disclosing information under the terms of the Company’s Reporting Suspected Violations of Law Policy or such similar policy as the Company may have in effect from time to time.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have duly executed this Agreement, intending it as a document under seal, to be effective for all purposes as of the Effective Date.

SMART & FINAL STORES, INC.

By:	/s/ Richard N. Phegley
Name: Richard N. Phegley
Title: Senior Vice President and Chief Financial Officer

EXECUTIVE

/s/ David G. Hirz
Name: David G. Hirz

[Signature Page to Hirz Employment Agreement]

Exhibit A

Form of Separation and Release Agreement

Exhibit B

Fair Competition Agreement